Exhibit 23.2



Report on Schedule and Consent of KPMG LLP, Independent Auditors



The Board of Directors
ZiLOG, Inc.


The audit referred to in our report dated March 29, 2002, except as to Note 17, which is as of May 13, 2002, included the related consolidated financial statement schedule as of December 31, 2001, and for the year ended December 31, 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidation financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading Selected Financial Data and Experts in the prospectus.

Our reports, dated March 29, 2002 except as to Note 17, which is as of May 13, 2002, contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. In addition, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the Code) on February 28, 2002 and reorganized under the provisions of the Code effective April 30, 2002. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG LLP


Mountain View, California
August 20, 2002